Exhibit 99.1
ERT Reports Third Quarter 2010 Results
•	Revenues of $45.1 million for the third quarter — up 99% from prior year

•	GAAP diluted net income per share of $0.06 for the third quarter / Non-GAAP diluted net income per share of $0.11 for the third quarter

•	Bookings of $59.1 million for the third quarter
PHILADELPHIA, November 4, 2010/PRNewswire-FirstCall/ — eResearchTechnology, Inc. (ERT), (Nasdaq: ERES — News), a global provider of technology and services to the pharmaceutical, biotechnology, and medical device industries, announced today results for the three and nine months ended September 30, 2010. Unless otherwise noted, all comparative numbers refer to changes from the same period a year ago. The financial results for the third quarter of 2010 include a full quarter of results related to the acquisition of CareFusion Research Services (RS), which was completed on May 28, 2010.
This press release contains financial measures prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and non-GAAP measures which exclude the impact of the amortization of the acquired intangibles and other assets and acquisition and other costs related to the recent acquisition of RS and related income tax effects. A reconciliation of these GAAP and non-GAAP measures is found in the attached “Reconciliation of GAAP to Non-GAAP Information.”
Financial highlights for the third quarter of 2010
•
Net revenues were $45.1 million for the third quarter of 2010 compared to $29.1 million for the second quarter of 2010 and $22.7 million a year ago. Revenues from RS were $21.5 million in the third quarter of 2010, compared to $5.7 million in the second quarter of 2010 (which only had one month of revenue from RS).

•
GAAP gross margin percentage was 44.5% in the third quarter of 2010 compared to 54.4% for the second quarter of 2010 and 51.6% a year ago. The gross margin percentage decline was due to (1) inclusion of a full quarter of RS financials in the third quarter compared to the inclusion of one month of RS financials in the second quarter as RS historically has had a lower gross margin than ERT, (2) higher costs associated with the ramp up of the RS operations to meet increased demand, (3) integration-related activities, and (4) a higher mix of site support revenue to total revenue as the RS site support revenue has a lower gross margin than services. Non-GAAP gross margin percentage was 50.0% in the third quarter of 2010 compared to 57.2% for the second quarter of 2010 and 51.6% a year ago.

•
GAAP operating income margin percentage was 14.6% in the third quarter of 2010 compared to 3.6% for the second quarter of 2010 and 20.7% a year ago. The second quarter of 2010 was impacted by $3.8 million of acquisition and integration related costs due to the acquisition of RS. Non-GAAP operating income margin percentage was 21.3% in the third quarter of 2010 compared to 19.7% for the second quarter of 2010 and 20.7% a year ago.

•
GAAP net income was $3.2 million, or $0.06 per diluted share, in the third quarter of 2010 compared to $0.8 million, or $0.02 per diluted share, in the second quarter of 2010 and $2.8 million, or $0.06 per diluted share, a year ago. Non-GAAP net income was $5.4 million, or $0.11 per diluted share, in the third quarter of 2010 compared to $4.0 million, or $0.08 per diluted share, in the second quarter of 2010 and $2.8 million, or $0.06 per diluted share, a year ago. Unfavorable foreign exchange rate movements in the third quarter of 2010 resulted in a negative impact to GAAP and non-GAAP diluted net income per share of approximately $0.03 per diluted share.

•	Cash flow from operations was $6.4 million in the third quarter of 2010, compared to $7.1 million in the second quarter of 2010 and $5.6 million a year ago.

•
Cash and short-term investments totaled $19.4 million at September 30, 2010 compared to $78.8 million on December 31, 2009. ERT had $21.0 million in debt as of September 30, 2010, down from $23.0 million at June 30, 2010 due to a discretionary repayment.

•	New bookings were $59.1 million in the third quarter of 2010 compared to $51.0 million for the second quarter of 2010 and $42.3 million a year ago.

•	The gross book-to-bill ratio was 1.3 in the third quarter of 2010 compared to 1.8 in the second quarter of 2010 and 1.9 a year ago.

•
Backlog was $303.1 million as of September 30, 2010 compared to $299.4 million as of June 30, 2010 and $165.6 million a year ago (which excluded RS). The annualized cancellation rate was 14.6% in the third quarter of 2010 compared to 9.7% in the second quarter of 2010 and 20.0% a year ago.

Financial highlights for the first nine months of 2010
•
Net revenues were $96.1 million for the first nine months of 2010 compared to $70.7 million in the comparable period a year ago. Revenues from RS from the date of acquisition to September 30, 2010 were $27.2 million.

•
GAAP gross margin percentage was 49.6% in the first nine months of 2010 compared to 51.4% for the comparable period a year ago. Non-GAAP gross margin percentage was 53.0% in the first nine months of 2010 compared to 51.4% in the comparable period a year ago.

•
GAAP operating income margin percentage was 10.8% in the first nine months of 2010 compared to 18.2% in the comparable period a year ago. Non-GAAP operating income margin percentage was 19.6% in the first nine months of 2010 compared to 18.2% in the comparable period a year ago.

•
GAAP net income was $5.8 million, or $0.12 per diluted share, in the first nine months of 2010 compared to $7.4 million, or $0.15 per diluted share, in the comparable period a year ago. Non-GAAP net income was $12.3 million, or $0.25 per diluted share, in the first nine months of 2010 compared to $7.4 million, or $0.15 per diluted share, in the comparable period a year ago.

•	Cash flow from operations was $18.8 million in the first nine months of 2010 compared to $24.7 million in the comparable period a year ago.

•	New bookings were $153.3 million in the first nine months of 2010 compared to $109.2 million for the comparable period a year ago.
“The third quarter saw ERT’s highest level of revenues in its history, primarily as a result of the RS acquisition,” commented Dr. Michael McKelvey, President and CEO of ERT. “Gross margins were impacted as expected by a full quarter’s inclusion of RS and higher costs associated with the ramp up of the RS operations to meet increased demand and integration-related activities. However, we were able to leverage our operating expenses so that the third quarter exhibited increases in both GAAP and non-GAAP diluted net income per share from the previous quarter. We feel that we are making good progress on the integration.”
“The third quarter was our first full quarter of having RS as part of the expanded ERT,” continued Dr. McKelvey. “ERT has evolved from a single-product company to a provider of multiple services and devices to our clients. These additional services and devices — both individually and in combination — will be important drivers of our future growth. As a result, we believe we have a strong foundation moving into 2011. The client and investor reactions to the RS acquisition have been positive.”
2010 Guidance
ERT issued guidance for the full year 2010. ERT expects net revenues of between $137 million and $140 million for 2010. Reflecting the negative impact of foreign exchange movements in the third quarter that impacted diluted net income per share by -$0.03, ERT expects GAAP diluted net income per share to be between $0.16 and $0.18 for 2010. Reflecting these same foreign exchange movements, ERT expects non-GAAP diluted net income per share to be between $0.33 and $0.35 for 2010.
Use of Non-GAAP Financial Measures
In addition to GAAP financial measures, ERT uses certain non-GAAP financial measures that exclude charges related to the amortization of the RS acquired intangible and other assets and acquisition and other costs, both of which are related to the recent acquisition of RS, and also their related income tax effects. ERT believes that these non-GAAP measures are useful to investors, because this supplemental information facilitates comparisons of its operations from period to period and to the performance of other companies within its industry and assists in gaining a better understanding of its operating results and future prospects. ERT views amortization of acquired intangible and other assets related to the recent acquisition, which includes such items as the amortization of acquired customer backlog and technology, as items determined at the time of the acquisition. While ERT reviews the underlying value of these intangibles regularly for impairment, the amortization is an expense typically not affected by operations during any particular period and does not contribute to the operational performance in any particular period. ERT regards acquisition and other costs related to its recent acquisition as a cost that does not recur on a regular basis.

ERT’s non-GAAP effective tax rates differ from its GAAP effective tax rates because of 1) the exclusion of the amortization of acquired intangible and other assets and acquisition and other costs related to its recent acquisition of RS, 2) the income tax effect due to the difference between the GAAP and non-GAAP effective tax rate applied against the GAAP pre-tax income primarily as a result of the acquisition costs not being deductible for income tax purposes and 3) any one-time income tax adjustments. ERT excludes the impact of these discrete tax items from its non-GAAP income tax provision because it believes they are not indicative of the effective income tax rate of its ongoing business operations.
Management uses these non-GAAP financial measures, in addition to the measures prepared in accordance with GAAP, as the basis for measuring ERT’s operating performance, financial and operating decision-making, development of budgets, and comparing such performance to that of prior periods for the same reasons stated above. These non-GAAP financial measures are not meant to be considered superior to or a substitute for comparable financial measures prepared in accordance with GAAP. There are also limitations on the non-GAAP measures, including: 1) these non-GAAP measures do not have standardized meanings and may not be comparable to similar non-GAAP measures used by other companies, 2) acquisition and other costs related to ERT’s recent acquisition of RS represent actual cash expenditures that are excluded from ERT’s non-GAAP measures, and 3) although amortization of acquired intangible and other assets does not directly impact ERT’s current cash position, such expense is amortized over their expected economic lives and does represent the declining value of the assets acquired, but this expense is excluded from ERT’s non-GAAP measures. ERT adjusts for these limitations by relying on these non-GAAP measures only as a supplement to its GAAP results.
Conference Call
Dr. McKelvey and Keith Schneck, the Company’s Chief Financial Officer, will hold a conference call to discuss these results. The conference call will take place at 5:00 PM EDT on November 4, 2010. For the conference call, interested participants should dial 1-800-860-2442 when calling within the United States or 1-412-858-4600 when calling internationally. There will be a playback available as well. To listen to the playback, please call 1-877-344-7529 when calling within the United States or 1-412-317-0088 when calling internationally. Conference code for playback is 445264.
This call is being webcast by MultiVu and can be accessed at ERT’s website at www.ert.com. The webcast may also be accessed via the direct link at http://www.videonewswire.com/event.asp?id=73223. The webcast can be accessed for up to one year on either site.
About eResearchTechnology, Inc.
Based in Philadelphia, PA, eResearchTechnology, Inc. (http://www.ert.com) is a global provider of technology and services to the pharmaceutical, biotechnology and medical device industries. The Company is the market leader in providing centralized core-diagnostic electrocardiographic (ECG) technology and services to evaluate cardiac safety in clinical development. It is also a leading provider of centralized respiratory technology and services to evaluate pulmonary function efficacy and safety in clinical development. ERT also provides solutions to streamline the clinical trials process by automating the collection, analysis, and distribution of ePRO clinical data using multi-mode technology in all phases of clinical development as well as providing selected medical devices for the clinical trials and healthcare industries.

This release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views as to future events and financial performance with respect to our operations. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “aim,” “anticipate,” “are confident,” “estimate,” “expect,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe,” “look to” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance.
These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that might cause such a difference include: unfavorable economic conditions; our ability to obtain new contracts and accurately estimate net revenues, our positive outlook for future bookings, variability in size, scope and duration of projects and internal issues at the sponsoring client; our ability to successfully integrate the RS or any future acquisitions; competitive factors in the market for our centralized services; changes in the pharmaceutical, biotechnology and medical device industries to which we sell our solutions; technological development; and market demand. There is no guarantee that the amounts in our backlog will ever convert to revenue. Should the economic conditions deteriorate, the cancellation rates that we have historically experienced could increase. Further information on potential factors that could affect the Company’s financial results can be found in ERT’s Reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission. Guidance is based on management’s good faith expectations given current market conditions but that continued or further deterioration of general economic conditions, in addition to other factors cited elsewhere, could result in ERT not achieving the revenue and net income per diluted share guidance provided.
Forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect the events or circumstances arising after the date as of which they were made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included in this release or that may be made in our filings with the Securities and Exchange Commission or elsewhere from time to time by, or on behalf of, us.
Contact:
Keith Schneck
eResearchTechnology, Inc.
215-282-5566
Robert East
Westwicke Partners, LLC
410-321-9652

eResearchTechnology, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2010	2009	2010

Net revenues:
Services	$15,969	$25,929	$48,292	$59,461
Site support	6,757	19,199	19,895	36,631
EDC licenses and services	—	—	2,501	—

Total net revenues	22,726	45,128	70,688	96,092

Costs of revenues:
Cost of services	7,577	13,526	22,941	29,162
Cost of site support	3,418	11,505	10,523	19,261
Cost of EDC licenses and services	—	—	863	—

Total costs of revenues	10,995	25,031	34,327	48,423

Gross margin	11,731	20,097	36,361	47,669

Operating expenses:
Selling and marketing	3,056	4,478	9,756	11,827
General and administrative	2,977	7,780	10,581	22,278
Research and development	989	1,250	3,131	3,177

Total operating expenses	7,022	13,508	23,468	37,282

Operating income	4,709	6,589	12,893	10,387
Other expense, net	(82)	(1,944)	(375)	(1,448)

Income before income taxes	4,627	4,645	12,518	8,939
Income tax provision	1,808	1,472	5,081	3,188

Net income	$2,819	$3,173	$7,437	$5,751

Net income per share:
Basic	$0.06	$0.06	$0.15	$0.12
Diluted	$0.06	$0.06	$0.15	$0.12

Shares used in computing net income per share:
Basic	48,452	48,860	49,399	48,789
Diluted	48,755	49,258	49,698	49,162

eResearchTechnology, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share amounts)
(unaudited)

	December 31, 2009	September 30, 2010
ASSETS

Current assets:
Cash and cash equivalents	$68,979	$19,333
Short-term investments	9,782	50
Investment in marketable securities	1,026	648
Accounts receivable less allowance for doubtful accounts of $548 and $785, respectively	16,579	37,225
Inventory	—	3,879
Prepaid income taxes	2,698	2,989
Prepaid expenses and other	3,308	5,516
Deferred income taxes	1,649	2,411

Total current assets	104,021	72,051

Property and equipment, net	24,205	41,809
Goodwill	34,676	71,613
Intangible assets	1,607	19,565
Other assets	352	513

Total assets	$164,861	$205,551

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,007	$3,874
Accrued expenses	5,990	13,499
Income taxes payable	346	—
Deferred revenues	11,728	13,283

Total current liabilities	21,071	30,656

Deferred rent	2,357	2,220
Deferred income taxes	2,502	2,098
Long-term debt	—	21,000
Other liabilities	1,259	2,220

Total liabilities	27,189	58,194

Stockholders’ equity:
Preferred stock-$10.00 par value, 500,000 shares authorized, none issued and outstanding	—	—
Common stock-$.01 par value, 175,000,000 shares authorized, 60,189,235 and 60,453,270 shares issued, respectively	602	604
Additional paid-in capital	97,367	99,723
Accumulated other comprehensive loss	(1,580)	(4)
Retained earnings	121,166	126,917
Treasury stock, 11,589,603 shares at cost	(79,883)	(79,883)

Total stockholders’ equity	137,672	147,357

Total liabilities and stockholders’ equity	$164,861	$205,551

eResearchTechnology, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2009	2010
Operating activities:
Net income	$7,437	$5,751
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of EDC operations	(530)	—
Depreciation and amortization	9,694	12,753
Cost of sales of equipment	93	767
Provision for uncollectible accounts	210	—
Share-based compensation	2,145	2,048
Deferred income taxes	347	(1,043)
Changes in operating assets and liabilities:
Accounts receivable	12,516	(6,429)
Inventory	—	(984)
Prepaid expenses and other	(1,269)	(640)
Accounts payable	(69)	1,622
Accrued expenses	(3,728)	5,145
Income taxes	(2,955)	(1,125)
Deferred revenues	588	1,153
Deferred rent	211	(225)

Net cash provided by operating activities	24,690	18,793

Investing activities:
Purchases of property and equipment	(3,567)	(15,987)
Purchases of investments	—	(999)
Proceeds from sales of investments	—	10,731
Payments related to sale of EDC operations	(1,150)	—
Payments for acquisitions	(655)	(82,789)

Net cash used in investing activities	(5,372)	(89,044)

Financing activities:
Proceeds from long-term debt	—	23,000
Repayment of long-term debt	—	(2,000)
Repayment of capital lease obligations	(43)	—
Proceeds from exercise of stock options	372	215
Stock option income tax benefit	134	29
Repurchase of common stock for treasury	(15,120)	—

Net cash (used in) provided by financing activities	(14,657)	21,244

Effect of exchange rate changes on cash	1,030	(639)

Net increase (decrease) in cash and cash equivalents	5,691	(49,646)
Cash and cash equivalents, beginning of period	66,376	68,979

Cash and cash equivalents, end of period	$72,067	$19,333

eResearchTechnology, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Information
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2009	2010	2010	2009	2010
Net revenues	$22,726	$29,096	$45,128	$70,688	$96,093

Reconciliation of GAAP to Non-GAAP gross margin:
GAAP gross margin	$11,731	$15,814	$20,097	$36,361	$47,669
Amortization of acquired intangibles and other assets	—	833	2,451	—	3,284

Non-GAAP gross margin	$11,731	$16,647	$22,548	$36,361	$50,953

Non-GAAP gross margin percentage	51.6%	57.2%	50.0%	51.4%	53.0%

Non-GAAP gross margin percentage is calculated by dividing non-GAAP gross margin by net revenues

Reconciliation of GAAP to Non-GAAP operating income:
GAAP operating income	$4,709	$1,051	$6,589	$12,893	$10,388
Amortization of acquired intangibles and other assets	—	833	2,451	—	3,284
Acquisition and integration related costs	—	3,840	558	—	5,139

Non-GAAP operating income	$4,709	$5,724	$9,598	$12,893	$18,811

Non-GAAP operating income margin percentage	20.7%	19.7%	21.3%	18.2%	19.6%

Non-GAAP operating income margin percentage is calculated by dividing non-GAAP operating income by net revenues

Reconciliation of GAAP to Non-GAAP net income:
GAAP net income	$2,819	$826	$3,173	$7,437	$5,751
Amortization of acquired intangibles and other assets	—	833	2,451	—	3,284
Acquisition and integration related costs	—	3,840	558	—	5,139
Income tax effect due to Non-GAAP reconciling items and other differences between the GAAP and Non-GAAP effective tax rate	—	(1,529)	(748)	—	(1,846)

Non-GAAP net income	$2,819	$3,970	$5,434	$7,437	$12,328

Reconciliation of GAAP to Non-GAAP diluted net income per share:
GAAP diluted net income per share	$0.06	$0.02	$0.06	$0.15	$0.12
Amortization of acquired intangibles and other assets	—	0.02	0.05	—	0.07
Acquisition and integration related costs	—	0.08	0.01	—	0.10
Income tax effect due to Non-GAAP reconciling items and other differences between the GAAP and Non-GAAP effective tax rate	—	(0.04)	(0.01)	—	(0.04)

Non-GAAP diluted net income per share	$0.06	$0.08	$0.11	$0.15	$0.25

Shares used in computing diluted net income per share	48,755	49,383	49,258	49,698	49,162
Assumed effective tax rate — Non-GAAP	42.5%	35.0%	29.0%	41.5%	29.0%

	Year Ending
	December 31, 2010
	High Range	Low Range
Reconciliation of GAAP to Non-GAAP diluted net income per share guidance:
GAAP estimate of diluted net income per share	$0.18	$0.16
Estimated effect on diluted net income per share of:
Amortization of acquired intangibles and other assets	0.11	0.11
Acquisition and integration related costs	0.10	0.10
Income tax effect due to Non-GAAP reconciling items and other differences between the GAAP and Non-GAAP effective tax rate	(0.04)	(0.04)

Non-GAAP estimate of diluted net income per share	$0.35	$0.33

Shares used in computing estimated diluted net income per share	49,303	49,303
Effective tax rate — GAAP	36.0%	36.0%
Assumed effective tax rate — Non-GAAP	29.0%	29.0%